Exhibit 99.1

TransEnterix, Inc. Announces Loan Agreement with Innovatus Capital Partners, LLC

Term Loans Support Commercialization in Europe and U.S. Regulatory Clearance and Market Development

RESEARCH TRIANGLE PARK, N.C., May 10, 2017 - (BUSINESS WIRE) - TransEnterix, Inc. (NYSE MKT; TRXC) (the “Company”), a medical device company that is pioneering the use of robotics to improve minimally invasive surgery, today announced that it has entered into a debt financing agreement with an affiliate of Innovatus Capital Partners, LLC (“Innovatus”) to provide the Company with up to $17.0 million in term loans.

“We are pleased to partner with Innovatus for our debt financing needs,” said Todd M. Pope, President and Chief Executive Officer of TransEnterix. “In conjunction with our recently completed equity transaction, this capital will allow us to continue our commercialization efforts in Europe, focus on the Senhance 510(k) clearance process and expand our U.S. market development efforts. Innovatus has proven to be a flexible and committed capital provider at this critical stage of growth.”

On May 10, 2017, the Company entered into a loan and security agreement (the “Loan Agreement”) with Innovatus pursuant to which Innovatus has agreed to make certain term loans in the aggregate principal amount of up to $17.0 million, with the funding of the first $14.0 million tranche expected to occur upon satisfaction of customary funding conditions. The Company will be eligible to draw on the second tranche of $3,000,000 upon achievement of certain milestones, including clearance for commercialization of Senhance by the U.S. Food and Drug Administration (“Senhance Clearance”). The Company is entitled to make interest-only payments for twenty-four months so long as it meets certain milestones, including Senhance Clearance by May 30, 2018. The loans will mature on the earlier of (i) the fourth anniversary of the initial funding date and (ii) twenty-four (24) months following the failure to achieve such interest-only milestones. The Loan Agreement includes customary warrant coverage and is secured by all of the Company’s, and its domestic and material foreign subsidiaries’, assets. The Company fully repaid its term loans with Silicon Valley Bank and Oxford Finance LLC on May 10, 2017. Proceeds will be used for general corporate and working capital purposes.

“Innovatus is excited about the participation of TransEnterix in the future use of robotics in the medical field with the Senhance Surgical Robotic System,” said Andrew Dym, co-founder and President of Innovatus. “ Providing capital to such a pioneering and innovative company is a strategic priority for Innovatus and we look forward to continuing our relationship for years to come.”

Additional details regarding the Company’s financing are included in the Company’s Current Report on Form 8-K which is expected to be filed on or about May 10, 2017 with the Securities and Exchange Commission.

About TransEnterix

TransEnterix is a medical device company that is pioneering the use of robotics to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options. The company is focused on the commercialization of the Senhance Surgical Robotic System, a multi-port robotic system that brings the advantages of robotic surgery to patients while enabling surgeons with innovative technology such as haptic feedback and eye sensing camera control. The company also developed the SurgiBot™ System, a single-port, robotically enhanced laparoscopic surgical platform. The Senhance Surgical Robotic System has been granted a CE Mark but is not currently available for sale in the United States. For more information, visit the TransEnterix website at www.transenterix.com.

About Innovatus Capital Partners

Innovatus Capital Partners, LLC, is an independent adviser and portfolio management firm with ~ $1.7 billion in assets under management. The firm adheres to an investment strategy that identifies distressed, disruptive and growth opportunities in the less obvious market segments across multiple asset categories with a unifying theme of capital preservation, income generation, and upside optionality. Further information can be found at innovatuscp.com.

Forward Looking Statements

This press release includes statements relating to the Senhance™ Surgical Robotic System and our current regulatory and commercialization plans for this product. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether the capital will allow us to continue our commercialization efforts in Europe, focus on the Senhance 510(k) clearance process and expand our U.S. market development efforts. For a discussion of the risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K filed on March 6, 2017 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For TransEnterix, Inc.

Investor Contact:

Mark Klausner, +1-443-213-0501

invest@transenterix.com

or

Media Contact:

(For EU) Conrad Harrington, +44 (0)20 3178 8914

or

(For US) Hannah Dunning, +1-415-618-8750

TransEnterix-SVC@sardverb.com

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